Exhibit 99.1

Streamex Corp. (NASDAQ: STEX) Appoints Anthony Marciano, Clinical Professor of Finance at NYU Stern to Board of Directors

Winter Park, FL, – February 4, 2026 – Streamex Corp. (“Streamex” or the “Company”) (NASDAQ: STEX), a leader in institutional-grade tokenization and digital asset infrastructure, today announced the appointment of Anthony Marciano, Clinical Professor of Finance at NYU Stern School of Business, to its Board of Directors. In this role, Marciano will bring deep expertise in corporate finance, mergers and acquisitions, and financial markets to strengthen Streamex’s governance and strategic capital markets initiatives. He is joining as an independent director.

“Anthony is an outstanding addition to our Board. His deep-rooted expertise in institutional finance, combined with a strong commitment to independent corporate governance brings tremendous value at a pivotal stage in our growth.” Said Henry McPhie, CEO and Co-Founder of Streamex. “With significant experience spanning Goldman Sachs, Morgan Stanley, and NYU Stern, as well as deep M&A expertise, Anthony will be instrumental as we continue to scale Streamex, GLDY, and beyond.”

“I am excited to join Streamex. Its distinctive, value-added and business-driven approach to tokenization is truly compelling.” Said Anthony Marciano, “I am especially enthusiastic about bringing together my long-standing studies in finance and computer science and collaborating with the Streamex team, whose integrity and professionalism I know firsthand to be second to none.”

About Anthony Marciano

Anthony Marciano is a Clinical Professor of Finance at the Leonard N. Stern School of Business at New York University, a position he has held since August 2007. Professor Marciano teaches corporate finance courses to MBA students, undergraduates, and executives, and has overseen the Michael Price Student Investment Fund. He has been named to BusinessWeek’s list of outstanding faculty. Prior to joining NYU Stern, he taught advanced corporate finance and M&A courses at MIT Sloan School of Management and served as a Clinical Professor of Finance at the University of Chicago Graduate School of Business from 1994-2006. Earlier in his career, Marciano held senior positions at Goldman Sachs, Morgan Stanley, and Drexel Burnham Lambert. He earned his MBA from MIT Sloan School of Management and his BA in Computer Science from Dartmouth College.

About Streamex Corp.

Streamex Corp. (NASDAQ: STEX) is a vertically integrated technology and infrastructure company focused on the tokenization and digitalization of real-world assets. Streamex provides institutional-grade solutions that bring traditional commodities and assets on-chain through secure, regulated, and yield-bearing financial instruments. The company is committed to delivering transparent, scalable, and compliant digital asset solutions that bridge the gap between traditional finance and blockchain-enabled markets.

For more information, visit www.streamex.com or follow the company on X (Twitter) at @streamex.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Streamex’s business strategy, future growth, and leadership impact. These statements are based on current expectations and assumptions that are subject to risks and uncertainties, many of which are beyond Streamex’s control, and actual results may differ materially. Factors that could cause such differences include, among others, market conditions, regulatory developments, and macroeconomic factors affecting digital asset markets. Streamex undertakes no obligation to update or revise any forward-looking statements except as required by applicable law.

Contacts

Streamex Press & Investor Relations

Adele Carey – Alliance Advisors Investor Relations

IR@streamex.com | acarey@allianceadvisors.com

Henry McPhie

Chief Executive Officer, Streamex Corp.

contact@streamex.com | www.streamex.com | X.com/streamex